Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                          Contact: Paul Knopick

                                                                                                                                          888-795-6336

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ITRONICS POSTPONES SPECIAL SHAREHOLDERS MEETING UNTIL APRIL 18

RENO, Nevada, March 26, 2008 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its Special Meeting of Stockholders scheduled for March 27th has been rescheduled for April 18th at the Reno-Sparks Convention Center, Room A13, due to the need to provide shareholders more time to submit their proxies. Dr. John Whitney, President, will make a presentation to shareholders on March 27th at 10 a.m. at the Reno-Sparks Convention Center, Room A13, in an informal meeting.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant located in the United States which can convert used photoliquids into pure silver and liquid fertilizers. At the Company’s Reno, Nevada factory more than 99 percent of the silver and virtually all the other toxic heavy metals are extracted from used photoliquids. The purified liquids are converted into environmentally beneficial, chelated, micronutrient and multinutrient liquid fertilizers sold under the GOLD'n GRO trademark. The silver is refined and sold as bullion and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store"catalog at http://www.itromet.com .

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally compatible recycling and fertilizer technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)